As filed with the Securities and Exchange Commission on March 30, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3307935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

(Address of principal executive offices)

2007 STOCK PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Anthony A. DiTonno

President and Chief Executive Officer

NeurogesX, Inc.

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

(650) 358-3300

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael J. O’Donnell, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018 (650) 813-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2007 Stock Plan, Common Stock $0.001 par value	893,455 shares(2)	$3.99(3)	$3,564,885	$414
2007 Employee Stock Purchase Plan, Common Stock, $0.001 par value	357,382 shares(4)	$3.39(5)	$1,211,525	$141
TOTAL	1,250,837 shares	—	$4,776,410	$555

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2007 Stock Plan and 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.
(2)	Represents an additional 893,455 shares of Common Stock available for issuance under the Registrant’s 2007 Stock Plan as a result of provisions in the 2007 Stock Plan that allow for automatic increases of Common Stock available for issuance under such plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. No options have been granted with respect to such shares. The computation is based upon the average of the high and low prices of the Common Stock as quoted on The NASDAQ Global Market on March 28, 2011.
(4)	Represents an additional 357,382 shares of Common Stock available for issuance under the Registrant’s 2007 Employee Stock Purchase Plan as a result of provisions in the 2007 Employee Stock Purchase Plan that allow for automatic increases of Common Stock available for issuance under such plan.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as quoted on The NASDAQ Global Market on March 28, 2011, multiplied by 85%, which is the percentage of trading purchase price applicable to purchases under such plan.

Statement Under General Instruction E

Registration of Additional Securities

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8 this registration statement, unless otherwise noted, hereby incorporates by reference the contents of the registration statements on Form S-8 filed by NeurogesX, Inc. on June 13, 2007, May 2, 2008, November 6, 2009 and November 9, 2010 with respect to NeurogesX, Inc.’s 2007 Stock Plan and 2007 Employee Stock Purchase Plan (Registration Nos. 333-143718, 333-150615, 333-162942 and 333-170491, respectively).

NEUROGESX, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by NeurogesX, Inc. (the “Company”) with the Securities and Exchange Commission:

(1) The Company’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2010, including portions of the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

(2) The Company’s Current Reports filed on Form 8-K on February 9, 2011, Form 8-K/A filed on February 9, 2011 and Form 8-K filed on March 30, 2011; and

(3) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to the Exchange Act, as amended, and as declared effective on May 1, 2007.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

Certain partners of Morrison & Foerster LLP beneficially own less than 1.0% of our Common Stock.

Item 8. Exhibits.

Exhibit Number	Description
4.1[1]	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Morrison & Foerster LLP

10.1[2]	2007 Stock Plan, as amended.

10.2[1]	2007 Employee Stock Purchase Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

[1]	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (Registration No. 333-140501), and as declared effective on May 1, 2007.
[2]	Incorporated by reference to exhibits filed with our Form 8-K as filed on June 7, 2010.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, NeurogesX, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 30th day of March, 2011.

NEUROGESX, INC.

By:	/s/ Anthony A. DiTonno
Anthony A. DiTonno
President and Chief Executive Officer
(principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony A. DiTonno and Stephen F. Ghiglieri, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anthony A. DiTonno Anthony A. DiTonno	President, Chief Executive Officer and Director (principal executive officer)	March 30, 2011

/s/ Stephen F. Ghiglieri Stephen F. Ghiglieri	Executive V.P., Chief Operating Officer and Chief Financial Officer (principal financial officer and principal accounting officer)	March 30, 2011

/s/ Jean-Jacques Bienaimé Jean-Jacques Bienaimé	Chairman of the Board, Director	March 30, 2011

/s/ Brad Goodwin Brad Goodwin	Director	March 30, 2011

/s/ Neil M. Kurtz Neil M. Kurtz	Director	March 30, 2011

/s/ Robert T. Nelsen Robert T. Nelsen	Director	March 30, 2011

/s/ Steve Nelson Steve Nelson	Director	March 30, 2011

/s/ John Orwin John Orwin	Director	March 30, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
4.1[1]	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Morrison & Foerster LLP

10.1[2]	2007 Stock Plan, as amended.

10.2[1]	2007 Employee Stock Purchase Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

[1]	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (Registration No. 333-140501), and as declared effective on May 1, 2007.
[2]	Incorporated by reference to exhibits filed with our Form 8-K as filed on June 7, 2010.